Exhibit 4.10

FIBERTOWER CORPORATION

INCENTIVE STOCK OPTION AGREEMENT

(Employees)

FiberTower Corporation, a Delaware corporation (the “Corporation”), desiring to afford an opportunity to the Optionee named below to purchase certain shares of the Corporation’s common stock, $.0001 par value per share (“Common Stock”), to provide the Optionee with an added incentive to enhance the profitability and value of the Corporation for the benefit of its stockholders, hereby grants to Optionee, and the Optionee hereby accepts, an option to purchase the number of shares of Common Stock specified below (the “Optioned Stock”), during the term ending at midnight (prevailing local time at the Corporation’s principal offices) on the expiration date of this Option specified below, at the option exercise price specified below, subject to and upon the following terms and conditions:

1.             Identifying Provisions: As used in this Option, the following terms shall have the following respective meanings:

(a)	Optionee:

(b)	Date of grant:

(c)	Vesting Commencement Date:

(d)	Number of shares of Optioned Stock:

(e)	Option exercise price per share:

(f)	Expiration date:

This Option is intended to be an incentive stock option under Section 422 of the Internal Revenue Code (the “Code”).

2.             Stock Option Plan: This Option is subject to, and the Corporation and the Optionee agree to be bound by, all of the terms and conditions of the Corporation’s Amended and Restated Stock Option Plan dated as of May 12, 2006 (the “Plan”), under which this Option was granted, as the same shall have been amended from time to time in accordance with the terms of the Plan, provided that no such amendment shall impair the rights of the Optionee hereunder, unless mutually agreed otherwise in writing between the Optionee and the Corporation.  Pursuant to said Plan, the Board, or a duly created Committee to which the Board has delegated the administration of the Plan, is vested with final authority to interpret and construe the Plan and this Option, and is authorized to adopt rules and regulations for carrying out the Plan.  A copy of the Plan in its present form is available for inspection during business hours by the Optionee or other persons entitled to exercise this Option at the Corporation’s principal office.  Capitalized terms used herein and not otherwise defined herein shall be as defined in the Plan.  Optionee acknowledges that a copy of the Plan as in effect on the date of this Option Agreement has been delivered to Optionee and that the Option and/or the shares of Common Stock that may be issued upon any exercise of the Option are subject to the provisions of the Plan, including, without limitation, certain drag-along provisions set forth in Section 11 of the Plan.

3.             Vesting: Subject to the provisions for termination and acceleration herein, this Option shall vest and first become exercisable as follows:

Twenty-five percent (25%) of the shares of Optioned Stock (“Initial Vesting Amount”) shall vest in the Optionee and first become exercisable one (1) year from the Vesting Commencement Date, as such date is determined pursuant to the Plan (the “Anniversary Date”).  The number of shares of Optioned Stock in excess of the Initial Vesting Amount (the “Excess Vesting Amount”) shall vest in the Optionee and first become exercisable at a rate of one thirty-sixth (1/36) per month on each monthly anniversary of the Vesting Commencement Date thereafter until fully vested.

Notwithstanding the foregoing, upon the occurrence of a Liquidity Event (as defined herein) (A) prior to or on the Anniversary Date, any unvested portion of the Initial Vesting Amount shall become immediately and fully vested in the Optionee on the day immediately preceding such Liquidity Event, or (B) subsequent to the Anniversary Date, twenty-five percent (25%) of any unvested portion of the Excess Vesting Amount shall become immediately and fully vested in the Optionee on the day immediately preceding such Liquidity Event.  For purposes hereof, “Liquidity Event” means (A) (1) the merger or consolidation of the Corporation into or with one or more entities, (2) the merger or consolidation of one or more entities into or with the Corporation or (3) a tender offer or other business combination if, in the case of (1), (2) or (3), the stockholders of the Corporation prior to such merger, consolidation, tender offer or business combination (together with such stockholders’ “Affiliates” (as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended)) do not retain at least a majority of the voting power and fully diluted common equity of the surviving entity or (B) the sale, conveyance, exchange or transfer to another entity or entities (in one transaction or a series of related transactions) of (1) the voting capital stock of the Corporation (but excluding any sales of securities to the public pursuant to an offering registered under the Securities Act (as hereinafter defined) or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 (other than Rule 144(k) prior to a public offering) adopted under such act) if, after such sale, conveyance, exchange or transfer, the stockholders of the Corporation prior to such sale, conveyance, exchange or transfer (together with such stockholders’ Affiliates) do not retain at least a majority of the voting power and fully diluted Common Stock of the Corporation or (2) more than fifty percent (50%) of the assets of the Corporation (in one transaction or a series of related transactions).  The acquisition of one stockholder’s capital stock in the Corporation by another stockholder shall not be deemed a Liquidity Event (unless the transaction by which the acquiring stockholder first became a stockholder of the Corporation was conditioned upon or is otherwise related to such acquisition).

Vesting of the Option granted hereunder shall be tolled during any unpaid leave of absence of Optionee from Optionee’s employment with the Corporation.

Subject to the foregoing, this Option may be exercised at any time, or from time to time, in whole or in part.  Upon the expiration date, this Option shall expire and may thereafter no longer be exercised.

4.             Market Stand-Off:  The Optionee agrees to bind all shares of Optioned Stock or shares acquired pursuant to the Optioned Stock to the requirement that Optionee shall not, to the extent requested by the Corporation or an underwriter of securities of the Corporation, sell or otherwise transfer or dispose of any shares of Common Stock of the Corporation then owned by such Optionee for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Corporation not to exceed one hundred eighty (180) days following the effective date of any registration statement of the Corporation filed under the Securities Act of 1933, as amended (the “Securities Act”) (the “Market Stand-off”).  In furtherance thereof the Optionee hereby agree to not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Common Stock (or other securities) of the Corporation or enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Common Stock (or other securities) of the Corporation held by the Optionee (other than those included in the registration) during the period of the Market Stand-off.  The Optionee further agrees to execute and deliver such other agreements as may be reasonably requested by the Corporation or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto.  The Optionee further agrees that any transferee of the Optioned Stock or shares acquired pursuant to the Optioned Stock shall be bound by the terms of this Market Stand-off provision.

5.             Adjustments upon Changes in Capitalization: Subject to the provisions of the Plan under which this Option is granted, the number of shares of Optioned Stock and the exercise price of such shares, to the extent that the Option is unexercised with respect to such shares, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination, recapitalization or reclassification of the Common Stock or other distribution of the Corporation’s equity securities without the receipt of consideration by the Corporation.  Such adjustment shall be made by the Board in its sole discretion, whose determination in that respect shall be final, binding and conclusive.  Except as expressly provided herein, no issuance by the Corporation of shares of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or exercise price of the shares of Optioned Stock covered by this Option.

6.             Restrictions on Exercise: The following additional provisions shall apply to the exercise of this Option:

(i)           Termination of Relationship as Service Provider.  If Optionee is terminated as a Service Provider for cause, the unexercised portion of this Option, whether vested or unvested in whole or in part, shall immediately become terminated and lapse and the shares of Optioned Stock covered thereby shall revert to the Plan.  If an Optionee ceases to be a Service Provider, other than as a result of having been dismissed for cause or upon the Optionee’s death or Disability, the Optionee may exercise this Option within ninety (90) days to the extent that the Option is vested on the date of termination.  If, on the date of termination, the Optionee is not vested as to this entire Option, the shares of Optioned Stock which are unvested shall revert to the Plan.  If, after termination, the Optionee does not exercise this Option within the time specified herein, the Option shall terminate, and the shares of Optioned Stock covered by this Option shall revert to the Plan.

(ii)          Death or Disability.  If Optionee dies or incurs a Disability while a Service Provider, this Option may be exercised within one (1) year after the death or Disability of the Optionee, by the Optionee, the Optionee’s estate or a Person that acquired the right to exercise the Option by bequest or inheritance where such Person is a Family Member of the

Optionee or a trust, corporation, partnership or limited liability company, all of the beneficial interests in which are held by the Optionee, the Optionee’s estate or Family Members of such Optionee.  This Option may be exercised pursuant to the foregoing sentence only to the extent that this Option is vested on the date the Optionee ceased to be a Service Provider.  If, at the time the Optionee ceased to be a Service Provider, the Optionee is not vested as to this entire Option, the shares of Optioned Stock which are unvested shall immediately revert to the Plan.  This Option may be exercised by the Optionee or executor or administrator of the Optionee’s estate or, if none, by the person(s) entitled to exercise this Option under the Optionee’s will or laws of descent or distribution.  If this Option is not so exercised within the time specified herein, this Option shall terminate, and the shares of Optioned Stock covered by this Option shall revert to the Plan.

(iii)         Continuity of Employment.  This Option shall not be exercisable by the Optionee in any part unless at all times beginning with the date of grant and ending no more than three (3) months prior to the date of exercise, the Optionee has, except for military service leave, sick leave or other bona fide leave of absence (such as temporary employment by the United States Government) been in the continuous employ of the Corporation or a parent or subsidiary thereof, except that such period of three (3) months shall be one (1) year following any termination of the Optionee’s employment by reason of Optionee’s Disability.

7.             Non-Transferable: The Optionee may not transfer this Option except by will or the laws of descent and distribution.  This Option shall not be otherwise transferred, assigned, pledged, hypothecated or disposed of in any way, whether by operation of law or otherwise, and shall be exercisable during the Optionee’s lifetime only by the Optionee or Optionee’s guardian or legal representative.  The shares of Common Stock purchased upon any exercise of this Option shall be subject to the restrictions on transfer set forth in the Plan.

8.             Exercise, Payment For and Delivery of Stock: This Option may be exercised by the Optionee or other person then entitled to exercise it by giving four (4) business days’ written notice of exercise to the Corporation in substantially the form of Exhibit A hereto specifying the number of shares of Optioned Stock to be purchased and the total purchase price, accompanied by cash or a check to the order of the Corporation in payment of such price.  If the Corporation is required to withhold on account of any present or future tax imposed as a result of such exercise, the notice of exercise shall be accompanied by cash or a check to the order of the Corporation in payment of the amount of such withholding.

9.             Rights in Shares Before Issuance and Delivery: Until the shares of Optioned Stock issuable upon exercise of this Option are issued (as evidenced by the appropriate entry on the books of the Corporation or of a duly authorized transfer agent of the Corporation), no right to vote or receive dividends or any other rights as a stockholder shall exist with respect to such shares notwithstanding the exercise of the Option.  No adjustment will be made for a dividend or other right for which the record date is prior to the date the shares of Optioned Stock issuable upon exercise of this Option are issued, except as provided in accordance with the Plan.

10.          Requirements of Law and of Stock Exchanges: By accepting this Option, the Optionee represents and agrees for the Optionee and the Optionee’s transferees by will or the laws of descent and distribution that, unless a registration statement under the Securities Act, is in effect as to shares of Common Stock purchased upon any exercise of this Option, (i) any and all shares so purchased shall be acquired for the Optionee’s personal account and not with a view to or for sale in connection with any distribution, and (ii) each notice of the exercise of any portion of this Option shall be accompanied by a representation and warranty in writing, signed by the person entitled to exercise the same, that the shares are being so acquired in good faith for such person’s personal account and not with a view to or for sale in connection with any distribution.

No certificate or certificates for shares of Common Stock purchased upon exercise of this Option shall be issued and delivered prior to the admission of such shares to listing on notice of issuance on any stock exchange or other securities market on which shares of Common Stock are then listed, nor unless and until, in the opinion of counsel for the Corporation, such securities may be issued and delivered without causing the Corporation to be in violation of or incur any liability under any federal, state or other securities law, any requirement of any securities exchange listing agreement to which the Corporation may be a party, or any other requirement of law or of any regulatory body having jurisdiction over the Corporation.

Optionee understands that the shares of Common Stock purchased upon exercise of this Option are not registered under the Securities Act or any state securities act and will be issued to Optionee pursuant to exemptions from registration thereunder.  Optionee also understands that applicable securities laws may restrict the right of Optionee to exercise this Option or to dispose of any shares of Common Stock which Optionee may acquire upon any such exercise and may govern the manner in which such shares must be sold.  Optionee shall not offer, sell or otherwise dispose of any of the shares of Common Stock acquired by reason of the exercise of this Option in any manner which would violate the Securities Act or any other state or federal law or cause the Corporation to have to make any filing or take any action to avoid such a violation and Optionee agrees that no transfer of this Option or the shares of Common Stock acquired by reason of the exercise of the Option shall be made except pursuant to an effective registration statement unless the Corporation has received an opinion of counsel or other evidence satisfactory to the Corporation and its counsel that such registration is not required.  Any certificates evidencing shares of Common Stock may contain such legends as the Corporation may deem necessary or advisable to reflect and give effect to the restrictions imposed thereon hereunder, including, without limitation, a legend that such shares are subject to the drag-along and put/call provisions set forth in the Plan.

11.          Withholding Taxes: As a condition of exercise of this Option, the Corporation may, in its sole discretion, withhold or require the Optionee to pay or reimburse the Corporation for any taxes which the Corporation determines are required to be withheld in connection with the grant or any exercise of this Option.

12.          Notices: Any notice to be given to the Corporation shall be addressed to the Corporation in care of its President at its principal office, and any notice to be given to the Optionee shall be addressed to the Optionee at the address given beneath the Optionee’s signature hereto or at such other address as the Optionee may hereafter designate in writing to the Corporation.  Any such notice shall be deemed duly given when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, registered or certified, and deposited, postage and registry or certification fee prepaid, in a post office or branch post office regularly maintained by the United States Postal Service.

13.          Laws Applicable to Construction: This Option Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law.

14.          Limitations: To the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Corporation and any Subsidiary) exceeds $100,000, such Options shall be treated as Nonstatutory Stock Options.

IN WITNESS WHEREOF, the Corporation has granted this Option on the date of grant specified above.

FIBERTOWER CORPORATION

By:

Its:

ACCEPTED:

Optionee

Street Address

City and State

Exhibit A

TO:	FiberTower Corporation

Pursuant to the Incentive Stock Option Agreement (herein called the “Agreement”), dated as of __________, by and between FiberTower Corporation (the “Corporation”) and me, I hereby give notice that I elect to exercise the stock option granted under the Agreement with respect to                     shares of the common stock of the Corporation as of the date on which this notice is delivered to the Corporation, and accordingly I hereby agree to purchase such shares at the price and on the terms established under the Agreement.  Full payment for such shares is enclosed.  Such payment consists of:

Cash

Check

I hereby represent and warrant that I am purchasing such shares for investment purposes only and not with a view to distribution or resale.

I hereby agree that the stock option granted under the Agreement shall be deemed to have been exercised to the extent specified in this notice on the exercise date below my signature, and I hereby warrant that on such date this notice was delivered to the Corporation.

Sincerely,

(Sign Name)

(Print Name)

DATED: